Exhibit 10.29

AMENDMENT TO THE

ROYAL CARIBBEAN CRUISES LTD. ET AL NONQUALIFIED DEFERRED COMPENSATION PLAN

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WHEREAS, Royal Caribbean Cruises Ltd. (the “Company”) currently maintains the Royal Caribbean Cruises Ltd. et al Nonqualified Deferred Compensation Plan (the “Plan”); and

WHEREAS, the Compensation Committee has delegated authority to the Administrative Committee (the “Committee”) to make certain amendments; and

WHEREAS, the Committee has determined that it is desirable to amend the Plan to take advantage of transition relief provided by the Internal Revenue Service for changes to deferral elections subject to Internal Revenue Code Section 409A.

NOW, THEREFORE, IT IS RESOLVED that, the Plan is hereby revised, effective December 31, 2007, in the following particulars:

1.	Section 6.1 is amended to read as follows:

6.1    Form and Timing of Distribution: Each Participant shall elect the form and timing of the distribution with respect to his or her Participant Account in the manner authorized by the Company.

(a)        Form of Payment:  The Participant’s election shall indicate the form of  distribution of his or her entire Participant Account in a lump sum or in monthly installments as selected by the Participant.

(b)       Time of Payment: The Participant’s election shall indicate that payment shall be made (in the case of a lump sum election) or shall commence (in the case of an  installment election):

(1)    as soon as adminstratively practicable following the Participant's Termination of Employment which shall in no event exceed 21          days beyond such Termination of Employment;

(2)   as soon as administratively practicable following the calendar year of the Participant’s Termination of Employment which shall in no  event exceed 21 days beyond the end of such calendar year;

(3)    in the month following the Participant’s attainment of age 65, provided that the Participant is no longer employed as of such date;  or

(4)	in a specific month and year.

Notwithstanding the foregoing, if a Participant elects his or her distribution to be made or commenced in accordance with paragraph 3 above, and such date falls before the Participant’s Termination of Employment, the Participant’s distribution shall be made or commenced in accordance with paragraph 1 above. Further, if a Participant elects his or her distribution to be made or commenced in accordance with paragraph 4 above, and such date falls before the Participant’s Termination of Employment, the Participant must complete new designations and authorizations pursuant to Section 3.2 in order to continue making Employee Deferral Contributions and/or Bonus Deferrals.

Notwithstanding anything herein to the contrary, and solely with respect to funds that are subject to Code Section 409A (generally, amounts deferred on and after January 1, 2005), payment shall not be made or commence to any Participant who is a key employee (defined below) as a result of the Participant’s Termination of Employment before the date that is not less than six months after the date of Termination of Employment (or, if earlier, the date of death of the Participant). For this purpose, a key employee is a “key employee” as defined in Code Section 416(i).

Notwithstanding the foregoing, a Participant may change his or her form and timing election applicable to the distribution of his or her Participant Account, provided that such request for change is made (i) at least twelve (12) consecutive months prior to the date on which such distribution would otherwise have been made or commenced, (ii) at least twelve (12) consecutive months prior to the date on which such distribution will be made or commence, and (iii) solely  with respect to amounts deferred under the Plan which are subject to Code Section 409A (generally, amounts deferred on and after January 1, 2005), such that the payment with respect to an amended distribution election is deferred for a period of not less than 5 years from the date such payment would otherwise have been paid (or, in the case of installment payments, 5 years from the date the first amount was scheduled to be paid).

Notwithstanding the foregoing, and in accordance with Code Section 409A and any guidance issued thereunder, a Participant may make an election to change the time and manner of payment of amounts subject to Code Section 409A on or before December 31, 2007, provided that if any such election is made during the calendar year ending on December 31, 2007, the change in election (1) is for amounts not otherwise payable in 2007, and (2) does not cause an amount to be paid from a Participant’s Account in 2007.

IN WITNESS WHEREOF, this Amendment is being executed as of the 31 day of December, 2007.

ROYAL CARIBBEAN CRUISES LTD.

Attest: /s/ Bradley H. Stein	By: /s/ Maria R. Del Busto
Bradley Stein	Maria R. Del Busto
Vice President, General Counsel/	Vice President and Chief Human
Secretary	Resources Officer

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